                                                                     Exhibit 2.2


                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of December 31, 1997 by and among Medical Manager Corporation, a Delaware corporation ("Medical Manager"); Blue Cross And Blue Shield of South Carolina, a South Carolina mutual insurance company ("Blue Cross"); Companion Technologies Corporation, a South Carolina corporation and wholly-owned subsidiary of Blue Cross ("CTC" and together with Blue Cross, the "Shareholders") and Companion Technologies Corporation of Texas, a South Carolina corporation and wholly-owned subsidiary of CTC (the "Company"). Certain other capitalized terms used herein are defined in Article IX and throughout this Agreement.


                                    RECITALS


         The Company is a reseller of The Medical Manager(R) software, and products and services related thereto (the "Business"). The Shareholders desire to sell to Medical Manager and Medical Manager desires to purchase from the Shareholders one hundred percent (100%) of the outstanding capital stock of the Company.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                               PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, CTC shall sell and convey to Medical Manager (or its designee), and Medical Manager shall purchase from CTC, all of the shares of capital stock of the Company set forth on Schedule 3.4 hereof (the "Companion Shares), representing one hundred percent (100%) of the outstanding capital stock, par value ---- per share, of the Company.

         1.2     PURCHASE PRICE.

                 (a) Aggregate Purchase Price. As consideration for the Companion Shares, Medical Manager agrees on the terms and subject to the conditions and limitations set forth herein to pay to CTC an aggregate amount equal to Four Million One Hundred Fifty Thousand Dollars ($4,150,000), paid in the following manner:

                          (I) Stock Issuance. Medical Manager will issue to Companion one or more stock certificates representing, in the aggregate, a number of shares (rounded to the nearest whole share) of common stock, par value $.01 per share, of Medical Manager Corporation equal to the number of shares determined by dividing (x) Two Hundred Fifty Thousand Dollars ($250,000) by (y) the average closing sale price of a share of Medical Manager Common Stock as quoted on the NASDAQ Stock Market ("NASDAQ") for the five trading days prior to the Closing Date, as reported (absent manifest error in the printing thereof) by The Wall Street Journal (Eastern Edition) (the "MMC Stock"). No fractional shares of Medical Manager Common Stock will be issued.

                          (ii) Closing Date Payment. On the Closing Date, Medical Manager shall pay to CTC an amount (the "Closing Date Payment") equal to Nine Hundred Seventy-Five Thousand Dollars ($975,000).

                          (iii) Scheduled Payments. Medical Manager shall pay to CTC the amounts set forth below on the specified dates, without interest (the "Scheduled Payments"):

                                  (A)       Nine Hundred Seventy-Five Thousand
                          Dollars ($975,000), one hundred and eighty (180) calendar days following the Closing Date;

                                  (B)      Nine Hundred Seventy-Five Thousand
                          Dollars ($975,000), on January 15, 1999; and

                                  (C)      Nine Hundred Seventy-Five Thousand
                          Dollars ($975,000), on January 15, 2000.

                 The Closing Date Payment and the Scheduled Payments shall be made in immediately available funds by wire transfer to the account designated from time to time by the Shareholders.

         1.3     TIME AND PLACE OF THE CLOSING     Subject to and after the
fulfillment or waiver of the conditions set forth in Articles VI and VII of this Agreement, the closing of the sale of the Companion Shares shall take place at the offices of Medical Manager Corporation, 3001 N Rocky Point Drive East, Tampa, Florida 33607, on a date selected by Medical Manager within five
(5) days following the fulfillment or waiver of such conditions, or such other date, time and place as the parties may mutually agree. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."





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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                        OF THE MEDICAL MANAGER COMPANIES

         As a material inducement to each of the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Medical Manager makes the following representations and warranties to the Shareholders:

         2.1 CORPORATE STATUS Medical Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Medical Manager has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted.

         2.2 CORPORATE POWER AND AUTHORITY Medical Manager has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Medical Manager has taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.

         2.3 ENFORCEABILITY This Agreement has been duly executed and delivered by Medical Manager and constitutes a legal, valid and binding obligation of Medical Manager, enforceable against Medical Manager in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, public policy and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

         As a material inducement to Medical Manager to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders, jointly and severally, make the following representations and warranties to Medical Manager:

         3.1 CORPORATE STATUS The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Company is legally qualified to do business as a foreign corporation in each of the jurisdictions where the nature of its properties and the conduct of its business requires such qualification (all of which jurisdictions are set forth in Schedule 3.1), and is in good standing in each of the jurisdictions in which it is so qualified. The Company has fully complied with all of the requirements of any





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statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its businesses. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company. All names under which the Company does business as of the date hereof are specified on Schedule 3.1. Except as otherwise disclosed in Schedule 3.1, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

         3.2 POWER AND AUTHORITY Each of the Company and the Shareholders has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company and the Shareholders has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 ENFORCEABILITY This Agreement has been duly executed and delivered by the Company and each of the Shareholders, and constitutes the legal, valid and binding obligation of each of the them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, public policy and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 CAPITALIZATION Schedule 3.4 sets forth, with respect to the Company, (a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights, rights of first refusal or similar rights. No preemptive rights, rights of first refusal or similar rights exist with respect to the shares of capital stock of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

         3.5     SHAREHOLDERS OF THE COMPANY   Blue Cross owns (of record and
beneficially) one hundred percent (100%) of the outstanding capital stock of CTC. CTC owns (of record and





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beneficially) one hundred percent (100%) of the outstanding capital stock of the Company, free and clear of all Liens, restrictions and claims of any kind.

         3.6 NO VIOLATION; CONSENTS AND APPROVALS Except for any approvals or consents required under the Contracts (as defined in Section 3.25) which are expressly identified in Schedule 3.25 as requiring the consent of third parties, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by the Company and the Shareholders of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any of the Shareholders, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholders, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company, (e) give to any individual or entity a right or claim against the Company or the Shareholders or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any applicable filings required under the SEC filings required to be made by Medical Manager.

         3.7 RECORDS OF THE COMPANY The copies of the Articles of Incorporation, Bylaws, and other documents and agreements of the Company which were provided to Medical Manager are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company made available to Medical Manager for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since incorporation. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company are substantially complete and fairly, fully and accurately reflect all matters contained therein. The stock ledgers of the Company, as previously made available to Medical Manager, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

         3.8 SUBSIDIARIES The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other corporation, partnership, joint venture or other business entity. The Company is the surviving entity pursuant to an Agreement and Plan of Merger dated October 9, 1997 among the Company, Management Solutions Unlimited, Inc., a Texas corporation ("MSU"), and Easy Claims, Inc., a Texas corporation (together with MSU, the "Targets"), and all of the assets, property and rights of every kind and description of





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each Target has been transferred to, vested in and devolved upon the Company by virtue of the merger of the Company and the Targets.

         3.9 FINANCIAL STATEMENTS The Shareholders have delivered to Medical Manager the internally prepared financial statements of the Company for the fiscal year ended December 31, 1996, including the notes thereto, and the internally prepared financial statements of the Company for the eleven (11) months ended November 30, 1997, including the notes thereto (collectively, the "Financial Statements"), copies of which are attached as Schedule 3.9 hereto. The balance sheet of the Company dated as of November 30, 1997, included in the Financial Statements, is referred to herein as the "Current Balance Sheet."
The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities. There are no special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

         3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE Since the date of its Current Balance Sheet, the Company has not (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company;
(b) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock, or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, or other securities, except for dividends or distributions paid in the ordinary course of business consistent with past practice; (c) paid any bonus to or increased the rate of compensation of any of its officers, partners, or salaried employees, or amended any other terms of employment or engagement of such persons; (d) sold, leased or transferred any of its properties or assets or acquired any properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (f) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (g) except in the ordinary course of business consistent with past practice, incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person) or entered into any transaction or series of transactions contemplated hereby; (h) suffered any theft, damage, destruction or casualty loss not covered by insurance in excess of $10,000 in the aggregate, and in excess of $50,000 in the aggregate if covered by insurance; (i) suffered any extraordinary losses (whether or not covered by insurance); (j) waived, canceled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (k) made or adopted any change in its accounting practice or policies; (l) made any adjustment to





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its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any transaction with, or made any payment or distributed any assets to, the Shareholders or any Affiliate of the Company or the Shareholders, other than in the ordinary course of business consistent with past practice; (n) entered into any employment agreement that is not terminable at Closing without any liability or obligation; (o) terminated, amended or modified any agreement involving an amount in excess of $10,000 in the aggregate; (p) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (q) delayed paying any account payable beyond 45 days following the date on which it is due and payable except to the extent being contested in good faith; (r) made or pledged any charitable contributions in excess of $10,000 in the aggregate; (s) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions of property, or transfer of capital; (t) increased or decreased prices charged to customers, except in the ordinary course of business consistent with past practice; or taken any actions which might reasonably result in any material loss of customers; (u) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Company; or (v) agreed to do or authorized any of the foregoing.

         3.11 LIABILITIES OF THE COMPANY The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) liabilities incurred in the ordinary course of business consistent with past practice prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon, and
(d) all obligations and liabilities under the Contracts set forth on Schedule 3.12, which obligations accrue after the Closing in the ordinary course of business. Schedule 3.11 lists all indebtedness owed by the Company to a bank or any other Person, including, without limitation, indebtedness for borrowed money (including principal and accrued but unpaid interest) and remaining payments on capitalized equipment leases.

         3.12 LITIGATION Except as set forth on Schedule 3.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or, to the Company's or the Shareholders' knowledge, threatened, anticipated or contemplated against, by or affecting the Company or the Shareholders, or any of the Company's properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company.





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

         3.13    ENVIRONMENTAL MATTERS

                 (a) The Company and the Shareholders are and have at all times been in compliance with all environmental laws governing the Company and its business, operations, properties and assets.

                 (b) There are no non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or, to the Company's and the Shareholders' knowledge, threatened against or involving the Company, its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any environmental laws or licenses issued to the Company or the Shareholders (but with respect to the Shareholders only as it relates to the Company or the Shareholders' interest or relationship with the Company).

         3.14    REAL ESTATE

                 (a) The Company owns no real property or any right or interest therein, including, without limitation, any option or other obligation to purchase any real property or any interest therein other than its interest in the Leased Premises.

                 (b) Schedule 3.14(b) sets forth a list of all leases, licenses or similar agreements ("Leases") to which the Company is a party, which are for the use or occupancy of real estate owned by a third party (copies of which have previously been furnished to Medical Manager), in each case, setting forth (A) the lessor and lessee thereof and the commencement date, term and renewal rights of each of the Leases, and (B) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases. There is no breach or anticipated breach by any other party to such Leases. With respect to each such Leased Premises: (i) presuming adequate landlord's title in the Leased Premises, the Company has valid leasehold interests in the Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; and (iii) the Company has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and no such special assessment is contemplated by any Governmental Authority.

         3.15 GOOD TITLE TO AND CONDITION OF ASSETS; INVENTORY The Company has good and





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marketable title to all of its assets free and clear of any Liens.  All assets
(other than personal property belonging to employees) located at the business premises of the Company are assets of the Company. The Tangible Assets currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with all applicable manufacturer's specifications and warranties. For purposes of this Agreement, the term "Tangible Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures and other tangible personal property used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company since the date of the Current Balance Sheet. The inventories of the Company are carried on the books of the Company and have been accounted for in accordance with generally accepted accounting principles consistently applied. Except to the extent of any reserve for obsolete or unsaleable inventory shown on the Current Balance Sheet, all such inventories are in good and marketable condition and suitable for sale to the Company's customers in the regular course of business at currently prevailing market prices.

         3.16 COMPLIANCE WITH LAWS Each of the Company, the Shareholders and any Affiliate of the Company is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Company's assets and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the Company's or the Shareholders' knowledge, threatened. Neither the Company, the Shareholders, their Affiliates, nor any of their respective employees or agents, has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law. The Company is not subject to any Contract (other than with Medical Manager or its Affiliates), decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         3.17 LABOR AND EMPLOYMENT MATTERS Schedule 3.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or, to the Company's or the Shareholders' knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Company's or the Shareholders' knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company during the 24 months prior to the date hereof. Schedule 3.17 contains detailed information about each contract, agreement or plan of





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

the following nature, whether formal or informal, and whether or not in writing, to which the Company is a party or under which it has an obligation:
(i) employment agreements, including, without limitation, severance compensation agreements, incentive compensation agreements, bonus agreements and the like), (ii) employee handbooks, policy statements and similar plans,
(iii) noncompetition agreements and (iv) consulting agreements. Except for the employees subject to the employment agreements referenced on Schedule 3.17, all of the Company's employees are employees at-will. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

         3.18    EMPLOYEE BENEFIT PLANS

                 (a) Employee Benefit Plans. Schedule 3.18 contains a list setting forth each employee benefit plan or arrangement of the Company, including but not limited to employee pension benefit plans, as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Medical Manager).

                 (b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened;
(iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

                 (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Medical Manager, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially





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increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.

                 (d) Multiemployer Plans. With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA Plan")
(i) all contributions required to be made with respect to employees of the Company have been timely paid; (ii) the Company has not incurred, and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) Schedule 3.18 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (c) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

                 (e) Welfare Plans. (i) The Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment; (ii) the Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

                 (f) Controlled Group Liability. Neither the Company, nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

                 (g) Other Liabilities. (i) None of the Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Effective Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.

         3.19 TAX MATTERS All Tax Returns required to be filed prior to the date hereof with respect to the Company or any of its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable for the periods expiring on or prior to December 31, 1997 by or with respect to the Company have been paid or are accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in
Schedule 3.19 hereto: (i) with respect to each taxable period of the Company, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (iii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes; (vi) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (viii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in

Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date;
(ix) the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) the Company is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;
(xi) no taxing authority will claim or assess any additional Taxes against the Company for any period for which Tax Returns have been filed; (xii) the Company has not made any payments, and is not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law);
(xiv) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; (xv) the Company has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past three years have been furnished or made available to Medical Manager; (xvii) the Company will not be subject to any Taxes for the period ending at the Closing Date for any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); (xviii) no sales or use tax will be payable by the Company or Medical Manager as a result of this transaction, and there will be no non-recurring intangible tax, documentary stamp tax or other excise tax (or comparable tax imposed by any governmental entity) payable by the Company or Medical Manager by virtue of the transactions completed in this Agreement.

         3.20 INSURANCE The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date, each of the Insurance Policies will be in full force and effect. The Company has complied with the provisions of such Insurance Policies. Schedule 3.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Medical Manager) and (ii) a detailed description of each pending claim under any of the Insurance Policies that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

         3.21    RECEIVABLES   All of the Receivables are valid and legally
binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within 90 days following the Closing), without setoff or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of the Company, including, without limitation, all manufacturer's warranty receivables, all accounts receivable arising from the provision of goods and/or services, notes receivable, and insurance proceeds receivable.

         3.22 LICENSES AND PERMITS The Company possesses all licenses, approvals, permits or authorizations from governmental authorities (collectively, the "Permits") for its business and operations, including, without limitation, with respect to the operation of each of the Leased Premises, and Schedule 3.22 sets forth a true, complete and accurate list of all such Permits and all applications for Permits. All such Permits are valid and in full force and effect, the Company is in full compliance with the respective requirements thereof, and no proceeding is pending or, to the Company's or the Shareholders' knowledge, threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.23 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS No current supplier (other than those which can be replaced in a commercially reasonable manner and on substantially the same terms as currently in place) to the Company of items material to the conduct of its business will or has threatened to terminate its business relationship with the Company for any reason. Neither the Company nor any of the Shareholders, nor any Affiliate of the Company or the Shareholders, have any direct or indirect interest in any customer or supplier of the Company, or in any person from whom or to whom the Company leases real or personal property. No Shareholder, or Affiliate of the Company or the Shareholders, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

         3.24 INTELLECTUAL PROPERTY The Company has no patents, patent applications, inventions, know-how, proprietary formulas, designs or processes, computer software, or similar intellectual property; provided, however, that the Shareholders and their Affiliates hereby grant to Medical Manager, its Affiliates, successors and assigns at no additional charge a non-exclusive perpetual license to use all program modules (including, without limitation, all source code and object code relating thereto) created by the Shareholders and their Affiliates using the Data Merge programming language as enhancements to a Medical Manager software product (the "Modules"), and Medical Manager shall have the unrestricted right to make enhancements and to otherwise modify such Data Merge programming language. The conduct of the business of the Company as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Modules, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Modules. No payments are required for the continued use of the Modules. None of the Modules has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         3.25 CONTRACTS Schedule 3.25 sets forth a list of each Contract (including any amendments and modifications thereto, whether written or oral), of whatsoever kind or nature, to which the Company is a party or by which the Company is bound, true, correct and complete copies of which (or, with respect to oral Contracts, written summaries of the material terms thereof) have been provided to Medical Manager. Except as specifically identified on Schedule 3.25, none of the Contracts require the consents or approval of third parties to the transactions contemplated hereby. The copy of each Contract furnished to Medical Manager is a true, correct and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company has not violated any of the terms or conditions of any Contract or any term or condition which would permit termination or modification of any Contract, all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or any other party under any Contract. The Company is not subject to any liability or payment obligation resulting from renegotiation of amounts paid under any Contract.

         3.26 BANK ACCOUNTS; BUSINESS LOCATIONS Schedule 3.26 sets forth all accounts of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account. As of the date hereof, the Company has no office or place of business other than as identified on Schedule 3.14(b) and the Company's principal places of business and chief executive offices are indicated on
Schedule 3.14(b). All locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedule 3.14(b).

         3.27 NO COMMISSIONS The Company has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         3.28 ACCURACY OF INFORMATION FURNISHED No representation, statement or information made or provided by the Company or any of the Shareholders contained in this Agreement (including, without limitation, the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any fact necessary to make the information contained therein not materially misleading. The Company has provided Medical Manager with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

         3.29 MEDICAL MANAGER LICENSES Every copy of The Medical Manager(R) software sold by the Company has been fully paid for and each copy of the software sold is subject to an existing license between the Company's customer and Medical Manager or its Affiliates. All software

(including, without limitation, the operating systems and application software), other than The Medical Manager(R) brand software, sold by the Company to end users has been duly licensed by the owner of such software.


                                   ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE CLOSING

         4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING The Company and the Shareholders jointly and severally covenant and agree that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, consistent with past practice. The Company and the Shareholders shall use their best efforts to preserve intact its business organizations, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which they have significant business relations. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Medical Manager:

                  (a) amend or otherwise change its Articles of Incorporation or Bylaws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person;

                  (f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

                  (g) modify (except as contemplated pursuant to Section 5.13), terminate or enter into any Contract other than in the ordinary course of business, consistent with past practice;

                  (h) increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (i) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practice;

                  (j) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

                  (k) increase or decrease prices charged to its customers, or take any action which might reasonably result in any increase in the loss of customers;

                  (l) enter into any transaction with any Shareholder or Affiliate thereof; or

                  (m) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 FURTHER ASSURANCES Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. The Shareholders covenant and agree that, with respect to any real estate lease listed on Schedule 3.14 for which the tenant is not the Company, within 30 days following the Closing, they will execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary to assign such leases to the Company and to cause the landlords thereof to consent to such assignments and to the transactions contemplated under this Agreement.

         5.2 COMPLIANCE WITH COVENANTS The Shareholders shall cause the Company, and Blue Cross shall cause CTC, to comply with all of their respective covenants under this Agreement.

         5.3 OTHER ACTIONS Each of the parties hereto, at its own expense, shall use its reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to the Contracts to which the Company is a party or by which it is bound as are necessary for the consummation of the transactions contemplated hereby. Each of parties, at its own expense, shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

         5.4     ACCESS TO INFORMATION   From the date hereof to the Closing
Date, the Company and the Shareholders shall (and each shall cause its directors, officers, employees, auditors, counsel and agents to) afford Medical Manager and Medical Manager's officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees, and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested. No information provided to or obtained by Medical Manager shall affect any representation or warranty in this Agreement.

         5.5 NOTIFICATION OF CERTAIN MATTERS The Company and the Shareholders shall give prompt notice to Medical Manager of the occurrence or non-occurrence of any pre-Closing event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied (provided that any such disclosure shall not, in any way, be deemed to amend, modify, or in any way affect the representations, warranties and covenants made by any party in or pursuant to this Agreement).

         5.6 CONFIDENTIALITY; PUBLICITY Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, or has been obtained from a third party, without breach of this provision, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by the Company, the Shareholders or their Affiliates without the prior written approval of Medical Manager. Notwithstanding the foregoing, Medical Manager may make such public disclosure required by law or by the terms of any listing agreement with or requirements of NASDAQ or which it otherwise deems necessary or desirable.

         5.7 NO OTHER DISCUSSIONS The Company, the Shareholders, and their Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, capital stock (or derivatives thereof), business or properties of the Company (whether by merger, consolidation, sale of stock, sale of assets or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and the Shareholders will immediately notify Medical Manager if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions, and shall provide Medical Manager with the name of such third parties, the substance of any communications and the terms of any offers.

         5.8 RESTRICTIVE COVENANTS In order to assure that Medical Manager will realize the benefits of this transaction, each of the Shareholders agree with Medical Manager that they and their Affiliates will not:

                 (a) for a period of three (3) years from the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any Competitive Activity. As used herein "Competitive Activity shall consist of the sale, solicitation for sale, marketing (but excluding solicitations for sale and marketing consisting of trade shows, trade publications, mass industry mailings and other solicitations and marketing efforts which are not solely or principally targeted to the Persons or licensees described in subparagraphs (A) and (B) below), licensing, servicing, distributing of, or other business activity of whatsoever kind or nature relating to, any software, or products and services related thereto, and all improvements, enhancements and versions thereof, which competes, directly or indirectly, with the business, software, products or services of Medical Manager and its Affiliates, to (A) any Person who is both a licensee of The Medical Manager(R) and engaged in business, in whole or in part, in the States of Florida or Texas, or (B) any licensee of The Medical Manager(R) software, wherever located, whose accounts are being acquired by Medical Manager pursuant to this Agreement; provided, however, that the foregoing restrictions shall not restrict the Company and the Shareholders from providing claims processing services with respect to CHAMPUS and Palmetto Government Benefit Administrators.

                 (b) for a period of three (3) years from the Closing Date, directly or indirectly request or advise any Person which is a supplier of the Company, Medical Manager or any Affiliate of the Company or Medical Manager, to withdraw, curtail or cancel any such supplier's business with the Company, Medical Manager or any Affiliate of the Company or Medical Manager, or its or their successors and assigns;

                 (c) for a period of three (3) years from the Closing Date, directly or indirectly employ, or permit any Affiliate to employ within the States of Florida, Texas, Colorado, Iowa or Nebraska (or anywhere if such employment would cause a breach of any covenant not to compete or similar obligation on the part of the employee) any person who was employed by the Company, Medical Manager or any Affiliate of the Company or Medical Manager at or within the then prior six months, or in any manner solicit for employment any employee of the Company, Medical Manager or any Affiliate of the Company or Medical Manager wherever employed, or in any manner seek to induce any such person to leave his or her employment with the Company, Medical Manager or any Affiliate of the Company or Medical Manager wherever employed;

                 (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in its possession any of the Company's proprietary rights or records, including, but not limited to, any of its customer lists.

The Shareholders agree and acknowledge that the restrictions contained in this
Section 5.8 are reasonable in scope and duration and are necessary to protect Medical Manager after the Closing Date. If any provision of this Section 5.8 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision, scope of activities restricted, or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope of activities restricted and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 5.8 may cause irreparable damage to Medical Manager and upon breach of any provision of this Section 5.8, Medical Manager shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which Medical Manager may have (including, without limitation, the right to seek monetary damages).

         5.9     MEDICAL MANAGER NON-SOLICITATION   For a period of three (3)
years from the Closing Date, Medical Manager and its Affiliates will not, directly or indirectly employ, or permit any Affiliate to employ, within the Marketing Territory (as defined in the Authorized Reseller Agreement) (or anywhere if such employment would cause a breach of any covenant not to compete or similar obligation on the part of the employee) any person who was employed by the Shareholders or any Affiliate of the Shareholders (other than employees of the Company) at or within the then prior six months, or in any manner solicit for employment any employee of the Shareholders or any Affiliate of the Shareholders (other than employees of the Company) wherever employed, or in any manner seek to induce any such person to leave his or her employment with the Shareholders or any Affiliate of the Shareholders (other than employees of the Company) wherever employed.

         5.10 DUE DILIGENCE REVIEW Medical Manager shall be entitled to conduct prior to Closing a due diligence review of the assets, properties, financial information, books and records of the Company. If the due diligence review is not satisfactory to Medical Manager in its sole discretion, then Medical Manager may elect not to close the transactions contemplated by this Agreement in which case this Agreement shall be terminated and the parties shall be released from any and all obligations hereunder; provided, however, that no party shall be relieved from any liability for the wilful breach of any of its representations, warranties, covenants and agreements set forth in this Agreement.

         5.11 TRADING IN MEDICAL MANAGER COMMON STOCK Except as otherwise expressly consented to, in writing, by Medical Manager, from the date of this Agreement until the Closing Date, neither the Company, the Shareholders nor any of their Affiliates will directly or indirectly purchase or sell (including short sales) any shares of the capital stock of Medical Manager or its Affiliates in any transactions effected on The Nasdaq Stock Market or otherwise.

         5.12 PAYOFF AND ESTOPPEL LETTERS Prior to Closing, the Company and the Shareholders shall obtain and deliver to Medical Manager payoff and estoppel letters with respect to any indebtedness of the Company, which letters shall contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled. Further, within 30 calender days following the Closing, the Shareholders shall have satisfied all obligations and liabilities of the Company (including, without limitation, penalties and interest) to (i) IBM Credit Corporation, its Affiliates, successors and assigns, secured by Liens evidenced by financing statements filed with the Colorado Secretary of State showing Precision Business Systems as debtor, (ii) Mercantile Bank of Lawrence, its Affiliates, successors and assigns, secured by Liens evidenced by financing statements filed with the Kansas Secretary of State showing Management Solutions, Inc. as debtor, (iii) Orix Credit Alliance, Inc., its Affiliates, successors and assigns, secured by Liens evidenced by financing statements filed with the Texas Secretary of State showing Medical Solutions as debtor, and (iv) the State of Colorado for taxes as evidenced by a Colorado state tax lien field with the Colorado Recorder of Deeds on or about November 1, 1991 reflecting Precision Business Systems as the delinquent taxpayer/debtor, and will have filed appropriate releases of such Liens within such 30 calender day period.

         5.13 SHAREHOLDER AND DIRECTOR VOTE Each of the Shareholders, in executing this Agreement, consents to the transactions contemplated hereunder, and waives notice of any meeting in connection therewith.

         5.14 AMENDMENT OF EMPLOYMENT AGREEMENT. Prior to Closing, the Company and the Shareholders shall have amended the terms and conditions of the Employment Agreement and any related compensation arrangements with Kurt Dykema, on terms acceptable to Medical Manager.

         5.15 RECEIVABLES DEBT. Medical Manager agrees to pay to the Shareholders the amount, if any, by which (i) the amount "Due to Companion" exceeds (ii) the amount "Due from Companion" as of December 31, 1997 (determined in a manner consistent with the calculation of such amounts as set forth on the Current Balance Sheet (the "Net Payable Payment"). The Shareholders agree to pay to Medical Manager the amount, if any, by which (iii) the amount "Due from Companion" exceeds (iv) the amount "Due to Companion" as of December 31, 1997 (determined in a manner consistent with the calculation of such amounts as set forth on the Current Balance Sheet (the "Net Receivable Amount"). Based upon the calculation on the Net Payable Amount or the Net Receivable Amount as determined in the audited financial statements of the Company prepared by Coopers & Lybrand LLP for the year ending December 31, 1997, the Net Payable Amount or the Net Receivable Amount, as applicable, shall be paid by the appropriate party as set forth above, without interest, within five (5) business days following receipt of such audited financial statements.


                                   ARTICLE VI

                         CONDITIONS TO THE OBLIGATIONS
                               OF MEDICAL MANAGER

         The obligations of Medical Manager to effect transactions contemplated hereby, shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part by Medical Manager:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Shareholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Shareholders shall have delivered to Medical Manager a certificate, dated as of the Closing Date, duly signed by an executive officer and Chief Financial Officer in their corporate capacity and not personally, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to the Company, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company, and (iii) none of the properties and assets of the Company shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to Medical Manager a certificate to that effect, dated the Closing Date and signed by or on behalf of the Company and the Shareholders.

         6.3 CORPORATE CERTIFICATE The Shareholders shall have delivered to Medical Manager (i) copies of the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Closing Date, and (ii) copies of resolutions adopted by the Board of Directors and shareholders of the Company authorizing the transactions contemplated by this Agreement certified in each case as of the Closing Date by the Secretary of the Company as being true, correct and complete. The Company shall have delivered to Medical Manager a certificate of good standing (or equivalent) of the Company issued by the Secretary of State of Texas and each other state in which it is qualified to do business as of a date not more than thirty days prior to the Closing Date.

         6.4 OPINION OF COUNSEL Medical Manager shall have received an opinion, dated as of the Closing Date, from counsel for the Company and the Shareholders acceptable to Medical Manager, in form and substance as set forth as Exhibit 6.4.

         6.5 CONSENTS The Company and Medical Manager shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company from any Person from whom such consent or waiver is required under any Material Contract.

         6.6 TERMINATION AND RELEASE At the Closing, the Company and each of the Shareholders, and such of their Affiliates as may be designated by Medical Manager, shall have delivered to Medical Manager a termination of all existing agreements among Medical Manager and its Affiliates, on the one hand, and the Company, the Shareholders and their Affiliates, on the other hand, including a mutual release (the "Termination and Release") in the form set forth as Exhibit 6.6.

         6.7 COMPANY COMMON STOCK At the Closing, the Shareholders shall have delivered to Medical Manager all certificates evidencing the shares of capital stock of the Company held by them, duly endorsed for transfer to Medical Manager or its designee.

         6.8 NO ADVERSE LITIGATION There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Medical Manager, makes it inadvisable to proceed with this Agreement and other transactions contemplated hereby.

         6.9 MEDICAL MANAGER BOARD APPROVAL The Board of Directors of Medical Manager shall have authorized and approved this Agreement and the transactions contemplated hereby.

         6.10 DUE DILIGENCE REVIEW Medical Manager shall be satisfied with the results of its due diligence review pursuant to Section 5.9.

         6.11 AUTHORIZED RESELLER AGREEMENT CTC shall have executed and delivered the Authorized Reseller Agreement, in the form set forth as Exhibit
6.11 (the "Authorized Reseller Agreement").

         6.12 CONSUMMATION OF ASSET PURCHASE Companion Technologies of Florida, Inc. ("CTF"), and the Shareholders shall have consummated concurrently with the Closing of the transactions contemplated pursuant to the Asset Purchase Agreement among Medical Manager, CTF and the Shareholders of even date herewith (the "Asset Purchase Agreement").


                                  ARTICLE VII

                        CONDITIONS TO THE OBLIGATIONS OF
                        THE COMPANY AND THE SHAREHOLDERS

         The obligations of the Company and the Shareholders to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Company and the
Shareholders:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS The representations and warranties of Medical Manager contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Medical Manager shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Medical Manager shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by an executive officer in his personal capacity and not personally, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         7.2 NO ADVERSE LITIGATION There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of the Company, makes it inadvisable to proceed with this Agreement and other transactions contemplated hereby.

         7.3 TERMINATION AND RELEASE At the Closing, Medical Manager and such of its Affiliates as may be designated by CTC shall have delivered to CTC the Termination and Release.

         7.4 CTC AND SHAREHOLDERS BOARD APPROVAL The respective Boards of Directors of CTC and the Shareholders shall have authorized and approved this Agreement and the transactions contemplated hereby.

         7.5 AUTHORIZED RESELLER AGREEMENT Medical Manager's Affiliate shall have executed and delivered the Authorized Reseller Agreement.

         7.6     CONSUMMATION OF ASSET PURCHASE   Medical Manager shall have
consummated concurrently with the Closing the transactions contemplated pursuant to the Asset Purchase Agreement among Medical Manager, Companion Technologies of Florida, Inc., and the Shareholders of even date herewith.


                                  ARTICLE VIII

                                INDEMNIFICATION

         8.1 AGREEMENT BY THE SHAREHOLDERS TO INDEMNIFY The Shareholders agree, jointly and severally, to indemnify and hold Medical Manager, its Affiliates and their respective stockholders, directors, officers, employees, attorneys, agents, successors and assigns (the "Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Indemnified Parties, arising out of or resulting from (i) any breach of a representation or warranty made by the Company or any Shareholder in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company or any Shareholder in or pursuant to this Agreement, (iii) any inaccuracy in any certificate, instrument or other document delivered by the Company or any Shareholder pursuant to this Agreement or (iv) any Excluded Liabilities of the Company and its Affiliates which the Indemnified Parties are required to pay,
(v) any matter identified on Schedule 3.12, (vi) the failure to obtain the consent of any landlord to the transactions contemplated under this Agreement, if such consent is required pursuant to the terms of any of the real estate leases set forth on Schedule 3.14, and (vii) any breach by CTF or the Shareholders of any representation, warranty, covenant or agreement under or made pursuant to the Asset Purchase Agreement (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Indemnified

Parties shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Company and the Shareholders hereunder been true and correct and had the covenants and agreements of the Company and the Shareholders hereunder been performed in full. Notwithstanding the foregoing provisions, no claim for Indemnifiable Damages (except for claims under clauses (ii), (iv), (v) and (vi) of this Section 8.1, and except for claims for breach of Section
5.8 or of the last sentence of Section 5.11), shall be asserted by the Indemnified Parties until the aggregate of all Indemnifiable Damages (i.e. the Indemnifiable Damages, in the aggregate under both this Agreement and under the Asset Purchase Agreement) exceeds the sum of Fifty Thousand Dollars ($50,000) (the "Indemnification Threshold"), in which case the Indemnified Parties shall be entitled to the full amount of Indemnifiable Damages in excess of $50,000. Notwithstanding the foregoing or any other provision of this Agreement, the parties agree that the aggregate Indemnifiable Damages that may be paid by the Shareholders and the Company, other than for claims under Section 5.8, shall not exceed the sum of the Purchase Price. If any indemnity payment is made hereunder by the Company or by either Shareholder, then the Shareholders and the Company shall each be subrogated to any rights which Medical Manager would have had against third parties in the absence of such indemnity.

         8.2 SOFTWARE INDEMNITY In addition to, and not in derogation of, any and all other rights and remedies available to the Company and the Shareholders at law or in equity, Medical Manager agrees to indemnify and hold the Shareholders, their Affiliates and their respective stockholders, directors, officers, employees, attorneys, agents, successors and assigns harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by such parties arising out of or related to any claim by any of the licensees of The Medical Manager(R) identified on Schedule 3.25 arising from or relating to the inability of any pre-version 9.0 release of The Medical Manager(R) software to recognize a four digit date field (i.e. the "Year 2000") excluding from such indemnification obligation any expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) which are caused by the fraudulent or negligent representation by CTF, the Company, the Shareholders, their Affiliates, or their respective employees or agents, with regard to the Year 2000 compliance of such pre-version 9.0 release of The Medical Manager(R) software, unless such negligent representation was made in reasonable reliance upon information obtained from Medical Manager.

         8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES Each of the representations and warranties (including, without limitation, the matters set forth on any Exhibit hereto) made by the parties in this Agreement or pursuant hereto shall survive the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Each of the Shareholders hereby agrees to waive any and all rights of contribution or other claim which it may have against the Company.

         8.4 NO BAR The Indemnified Parties may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages, all of which remedies shall be cumulative.

         8.5 REMEDIES CUMULATIVE The remedies provided herein shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other parties hereto.


                                   ARTICLE IX

                                  DEFINITIONS

         9.1 DEFINED TERMS As used herein, the following terms shall have the following meanings:

         "Assumed Liabilities" shall mean (i) all of the obligations, duties and liabilities of the Company set forth on the Current Balance Sheet, except as provided in subparagraph (vii) of the definition of Excluded Liabilities,
(ii) all of the obligations, duties and liabilities of the Company incurred after the date of the Current Balance Sheet and on or prior to the Closing Date in the ordinary course of business consistent with past practice, (iii) all of the obligations, duties and liabilities of the Company incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded on the Current Balance Sheet (and which in the aggregate are not material) and, in each such case under (i), (ii) and (iii), other than obligations and liabilities of the Company due to or on behalf of any Shareholder or Affiliate of the Company or any Shareholder and (iv) all obligations and liabilities under the Contracts with customers of the Company set forth on Schedule 3.25, and all obligations and liabilities under the real estate leases set forth on
Schedule 3.14 to the extent that the applicable landlord's consent is obtained, but only for obligations and liabilities under such Contracts and leases which accrue on and after the Closing in the ordinary course of business. If
Schedule 3.25 fails to identify a Contract (an "Omitted Contract"), and Medical Manager elects in writing to accept any benefits as assignee of the Company under such Omitted Contract (an "Accepted Contract"), then Medical Manager shall be deemed to have agreed to assume, pay, discharge and perform the Company's obligations and liabilities under each such Accepted Contract accruing after Medical Manager's acceptance of such Accepted Contract.

         "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any contract or other agreement between two or more Persons which creates an obligation to do or not do something, whether written or oral, express or implied, including without limitation, any agreement, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking or other obligation.

         "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Liabilities" shall mean (i) any obligation or liability of the Company or any other Person absolute or contingent, known or unknown, which are not Assumed Liabilities, (ii) any liability or obligation of the Company arising under this Agreement, (iii) any liability or obligation of the Company with respect to, or arising out of, any employee benefit plan, executive deferred compensation plan, or any other plans or arrangements for the benefit of any employees or officers of the Company, (iv) any liability or obligation of the Company under any incentive compensation agreement, bonus agreement or employment related settlement agreement, (v) any obligations or liabilities to the sellers thereof (and their respective principals) arising from or relating to the acquisition (by stock purchase, asset purchase, merger or otherwise) by the Company or the Shareholders of any Person and all obligations and liabilities relating thereto, (vi) any liability or obligation of the Company relating to any default under the Assumed Liabilities to the extent such default existed prior to the Closing, (vii) notwithstanding the definition of Assumed Liabilities to the contrary, and except as provided under Section 5.15, any liability or obligation of the Company to any of the Shareholders, or to any Affiliate of the Company or the Shareholders, or to any party claiming to have a right to acquire any shares of capital stock or other securities convertible into or exchangeable for any shares of capital stock of the Company, (viii) any obligations or liabilities arising from or relating to any of the matters set forth on Schedule 3.12, (ix) any liabilities or obligations of Precision Business Systems to IBM Credit Corporation, its Affiliates, successors and assigns, (x) any liabilities or obligations of Management Solutions, Inc. to Mercantile Bank of Lawrence, its Affiliates, successors and assigns, (xi) any liabilities or obligations of Medical Solutions to Orix Credit Alliance, Inc., its Affiliates, successors and assigns, and (xii) any tax liability (including, without limitation, penalties and interest thereon) evidenced by a Colorado State tax lien filed with the Colorado Recorder of Deeds on or about November 1, 1997 reflecting Precision Business Systems as the delinquent taxpayer/debtor.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

         "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "SEC" means the Securities and Exchange Commission.

         "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         9.2     OTHER DEFINITIONAL PROVISIONS

                 (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                 (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                 (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided, be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                 (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         10.1 TERMINATION This Agreement may be terminated upon written notice at any time prior to the Closing Date:

                  (a) by mutual consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by Medical Manager in the event of a material breach by the Company or any of the Shareholders of any provision of this Agreement; or

                  (c) by the Company in the event of a material breach by Medical Manager of any provision of this Agreement; or

                  (d) by either Medical Manager or the Company, if the Closing shall not have occurred by December 31, 1997.




                                   ARTICLE XI

                             SECURITIES LAW MATTERS


         The parties agree as follows with respect to the sale or other disposition after Closing Date of the MMC Stock:


         11.1 DISPOSITION OF SHARES The Shareholders represent and warrant that the MMC Stock being acquired by them hereunder are being acquired and will be acquired for their own respective accounts and will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by Medical Manager with the SEC of any registration statement, offering circular or other document, in which case, the Shareholders shall first supply to Medical Manager an opinion of counsel (which counsel and opinions shall be reasonably satisfactory to Medical Manager) that such exemption is available, or (ii) an effective registration statement filed by Medical Manager with the SEC under the Securities Act.

         11.2 LEGEND The certificates representing the MMC Stock shall bear the following legend:

                 THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR IN ACCORDANCE WITH AN OPINION

                 OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Medical Manager may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1 NOTICES All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                 (a)      IF TO MEDICAL MANAGER TO:

                          Medical Manager Corporation
                          3001 N Rocky Point Drive East, Suite 100
                          Tampa, Florida  33607
                          Attn: Franklyn M. Krieger, Associate General Counsel Facsimile Number (813) 286-7556

                          WITH A COPY TO:

                          Akerman, Senterfitt & Eidson, PA
                          One Southeast Third Avenue, 28th Floor
                          Miami, Florida  33131
                          Attn: Paul B. Kaplan, Esq.
                          Facsimile Number (305) 374-5095

                 (b)      IF TO THE COMPANY TO:

                          Companion Technologies of Texas, Inc.
                          I-20 at Alpine Road
                          Columbia, South Carolina 29219
                          Attn: Duncan McIntosh, Esq.
                          Facsimile Number: (803) 736-2713

                          WITH A COPY TO:

                          Nexsen Pruet Jacobs & Pollard, LLP
                          1441 Main Street, 15th Floor
                          Columbia, South Carolina 29202
                          Attn:  Mark L. Bender, Esq.
                          Facsimile Number: (803) 253-8277

         12.2 ENTIRE AGREEMENT This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

         12.3 EXPENSES Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

         12.4 AMENDMENT; WAIVER This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.

         12.5 BINDING EFFECT; ASSIGNMENT The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by the Company or any of the Shareholders without the prior written consent of Medical Manager. Medical Manager may assign all or any portion of its rights, and delegate all or any of its obligations, hereunder to one or more of its Affiliates, provided that Medical Manager shall thereafter remain fully obligated hereunder.

         12.6 COUNTERPARTS This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         12.7 INTERPRETATION When a reference is made in this Agreement to an article, section,





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

paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         12.8 GOVERNING LAW; INTERPRETATION This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

         12.9    JURISDICTION

                 (a) Any suit, action or proceeding against the Company or the Shareholders arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof may be brought in the U.S. District Court for the Middle District of Florida and each of the Company and the Shareholders hereby irrevocably accepts and consents to the nonexclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

                 (b) In addition, each of the Company and the Shareholders hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the U.S. District Court for the Middle District of Florida, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in such District Court has been brought in an inconvenient forum.

         12.10 ARM'S LENGTH NEGOTIATIONS Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.





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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        MEDICAL MANAGER CORPORATION,
                                        a Delaware corporation


                                        By: /s/ John Kang
                                           ------------------------------
                                        Name:   John Kang
                                        Title:  President

                                        BLUE CROSS AND BLUE SHIELD OF SOUTH
                                        CAROLINA a South Carolina mutual
                                        insurance company



                                        By: /s/  Robert A. Leichtle
                                           -------------------------------
                                        Name:    Robert A. Leichtle
                                        Title:   CFO, Senior Vice President,
                                                 Treasurer



                                        COMPANION TECHNOLOGIES
                                        CORPORATION
                                        a South Carolina corporation


                                        By: /s/  Robert A. Leichtle
                                           -------------------------------
                                        Name:    Robert A. Leichtle
                                        Title:   Treasurer


                                        COMPANION TECHNOLOGIES CORPORATION OF
                                        TEXAS a South Carolina corporation


                                        By: /s/  Robert A. Leichtle
                                           -------------------------------
                                        Name:    Robert A. Leichtle
                                        Title:   Treasurer





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